Exhibit 10.1

Intellia Therapeutics, Inc.

Seventh Amended and Restated Non-Employee Director Compensation Policy

The purpose of this Seventh Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of Intellia Therapeutics, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company. This Policy will become effective as of the date of adoption by our Board of Directors (the “Effective Date”). In furtherance of this purpose, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: An annual cash retainer for general availability and participation in meetings and conference calls of our Board of Directors (the “Board”) shall be set annually by the Board and reflected on Appendix A. There shall be no additional compensation for attending individual Board meetings.

Additional Retainer for Chairperson of the Board: An annual cash retainer to acknowledge the additional responsibilities and time commitment of the chairperson of the Board (“Chairperson”) role shall be set annually by the Board and reflected on Appendix A.

Additional Annual Retainers for Committee Membership: Additional annual cash retainers for general availability and participation in meetings and conference calls of each of the committees of the Board (each, a “Committee”) as well as an additional retainer for the chairperson of each Committee shall be set annually by the Board and reflected on Appendix A. There shall be no additional compensation for attending individual committee meetings.

Cash Retainer Administration: All cash retainers will be paid quarterly, in arrears, or upon the earlier of resignation or removal of the non-employee director. Cash retainers to non-employee directors shall be approved as annualized cash retainers. With respect to non-employee directors who service on the Board or a Committee begins or ends during the calendar year, such amounts shall be pro-rated based on the number of calendar days served by such director in such calendar year.

Equity Retainers

Initial Equity Grant: A one-time equity award (the “Initial Equity Grant”) shall be granted to each new non-employee director upon his/her election to the Board after the Effective Date. The Value (as defined below), and form of, the Initial Equity Grant shall be set annually by the Board, based, among other factors, on the recommendation of the Compensation and Talent Development Committee of the Board (the “Compensation Committee”), shall not exceed two times (2x) the Value of the Annual Equity Grant (as defined below), and shall be reflected on Appendix A.

The Initial Equity Grant may include an option award and/or a restricted share unit (“RSU”), award and shall vest over three years as follows: 33 1/3 % of the total award shall vest one year after the date of grant and the remainder shall vest thereafter in substantially equal quarterly installments during the next two years, subject to the director’s continued service on the Board through the applicable vesting date.

Annual Equity Grant: An annual equity award or awards (the “Annual Equity Grant”) shall be granted automatically to each non-employee director serving on the Board immediately following each annual meeting of the Company’s stockholders, without further resolution by the Compensation Committee or Board. The Value, and form of, such annual equity award(s) shall be set annually by the Board, based, among other factors, on the recommendation of the Compensation Committee, and reflected on Appendix A.

Any Annual Equity Grant shall fully vest on the earlier of either (i) the one-year anniversary of the grant date and (ii) the Company’s next annual meeting of stockholders, subject to the director’s continued service on the Board through either such date.

Value: For purposes of this Policy, “Value” means:

(i)
with respect to any stock option award, the product of (A) the grant date fair value of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), determined in accordance with the reasonable assumptions and methodologies (e.g., Black-Scholes) employed by the Company for calculating the fair value of options under Financial Accounting Standard Board Accounting Standards Codification Topic 718 and (B) the aggregate number of such shares of Common Stock underlying such award; and
(ii)
with respect to any RSU award, the product of (A) the average closing market price on the Nasdaq Global Market (or such other market on which the Common Stock is then principally listed) of one share of Common Stock on the grant date, and (B) the aggregate number of shares of Common Stock underlying such award.

For purposes of awards made pursuant to this Policy, the number of shares of Common Stock subject to such award shall be determined based on the Value of the award as set forth on Appendix A and shall be rounded up to the nearest whole share.

Terms and Conditions of Equity Awards: All equity grants made to directors pursuant to this Policy shall be governed by the terms and conditions set forth in the Amended and Restated 2015 Stock Option and Incentive Plan (the “2015 Plan”) and any applicable option and/or RSU grant agreement executed by the Company and such director. Notwithstanding anything to the contrary in the 2015 Plan or the applicable grant agreement, all equity grants made to directors pursuant to this Policy will accelerate and become fully vested and exercisable or nonforfeitable upon a Sale Event (as defined in the 2015 Plan).

Limits to Non-Employee Director Compensation

Compensation Limits: Total compensation paid to a non-employee director during a calendar year (“Total Director Compensation”) shall not exceed the seventy-fifth (75th) percentile of the total compensation paid to non-employee directors in the Company’s then-applicable Peer Group (as defined below); provided that additional annual compensation paid to the Chairperson for serving as the Chairperson (the “Additional Chairperson Retainer”) shall be excluded from the calculation of Total Director Compensation. The Additional Chairperson Retainer shall not exceed the seventy-fifth (75th) percentile of additional compensation awarded to non-executive chairpersons in the Peer Group for such service.

Peer Group: For purposes of this Policy, “Peer Group” means the group of peers of the Company as determined annually by the Board or the Compensation Committee, in consultation with an independent compensation consultant, based on factors including, but not limited to, market capitalization, revenue, net income, stage of development, therapeutic focus, employee headcount, and geographic region.

Expenses

The Company shall reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board and Committee meetings.

* * *

ADOPTED BY THE BOARD OF DIRECTORS: October 25, 2016.

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: July 24, 2017

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: December 11, 2019

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: December10, 2020

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: April 9, 2021

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: April 12, 2022

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: April 10, 2024

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: June 27, 2024

Appendix A

2024 Non-Employee Director Compensation Guidelines

Cash Retainers

	Membership Retainer	Additional Retainer for Chairperson
Board of Directors	$45,000	$35,000

Audit Committee	$10,000	$10,000
Compensation Committee	$7,500	$7,500
Nominating and Governance Committee	$5,000	$5,000
Science and Technology Committee	$7,500	$7,500

Equity Retainers

	Value of option component	Value of RSU component
Initial Equity Grant	$400,000	$400,000
Annual Equity Grant	$200,000	$200,000